Exhibit 5.1

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068

June 19, 2014
Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-3, including the prospectus appearing therein that is a part thereof (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by the selling shareholders named therein (the “Selling Shareholders”) of an aggregate of 3,820,140 outstanding shares of common stock, no par value (the “Shares”), of Center Bancorp, Inc., a New Jersey corporation (the “Company”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the New Jersey Business Corporation Act. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Lowenstein Sandler LLP